EXHIBIT 99.1

Patriot National Bancorp Announces a 126% Increase in Earnings  Over Same Period Last Year

STAMFORD, Conn., April 28, 2016 (GLOBE NEWSWIRE) -- Patriot National Bancorp, Inc. (“Patriot”, “Bancorp” or the “Company”) (NASDAQ:PNBK), the parent company of Patriot Bank, N.A. (the “Bank”), today reported net income of $653,000 for the first quarter, or $0.17 diluted income per share.  This is compared to $289,000 a year ago, or $0.07 diluted income per share. In the fourth quarter of 2015, the Company reported $532,000 net income, or $0.14 diluted income per share.  This is a 126% increase in earnings over the same period last year and a 23% increase over the prior quarter.

Kenneth T. Neilson, President and CEO stated “Growth has, and will continue to be, our primary focus.  We have spent the last few years building a solid banking infrastructure, which has given us the foundation to confidently go forward with building our brand, hiring and training additional staff, creating and delivering a best-in-banking customer experience, and showing by doing in the communities we serve.”

Michael Carrazza, Chairman said “We continue to look for acquisition opportunities to better leverage our infrastructure and improve our returns.”

Net interest income before provision for loan losses increased by $344,000 or 6.8%, compared to the fourth quarter of 2015 and increased by $348,000, or 6.9%, as compared to the first quarter of 2015. The growth in net interest income this quarter, over the prior year’s first quarter and last quarter is primarily the result of an increase in loan yields and loan fees. Patriot’s net interest margin was 3.76% for the first quarter compared to 3.62% in the prior quarter and 3.49% in the first quarter of 2015.

No provisions for loan losses were recorded since the first quarter of 2015. The lack of provision during these periods is the result of the credit quality of the loan portfolio and continued improvement in regional economic trends.  The Company has now experienced six consecutive quarters of net recoveries.

Non-Interest Income increased by $66,000, or 19%, over last quarter and by $16,000, or 4%, over the same period last year.  Loan fees and rental income increased over both prior periods.

Non-interest expense in the first quarter of 2016 increased $156,000, or 3.4%, compared to the fourth quarter of 2015, as a result of increased compensation costs. Compared to the first quarter of 2015, non-interest expenses were relatively flat with a slight increase of $33,000 despite compensation costs increasing by over $200,000.

As of March 31, 2016, total assets have decreased slightly to $636 million, compared to $654 million at December 31, 2015 and $647 million at March 31, 2015.  Net loans totaled $480 million at March 31, 2016 compared to $479 million at December 31, 2015 and $494 million at March 31, 2015. While loans decreased $14 million from the first quarter of 2015, April’s loan activity has been strong with the loan portfolio now exceeding $500 million and the pipeline at a record level.   Deposits were $426 million at March 31, 2016 compared to $447 million at December 31, 2015 and $457 million at March 31, 2015. Deposits have increased by over $10 million since the end of March.

At March 31, 2016, shareholders’ equity was $62.3 million compared to $61.5 million at December 31, 2015 and $59.3 million a year ago.  The Company’s tangible book value per share was $15.75 at March 31, 2016 compared to $15.54 at December 31, 2015 and $15.00 at March 31, 2015.

About the Company

Patriot National Bancorp, Inc. is headquartered in Stamford, Connecticut and the Bank has 10 full service branches, eight in Connecticut and two in New York.

Since opening its doors in 1994, the Company’s mission has been to serve our local communities by helping our neighbors and neighborhood businesses thrive. All lending is handled locally and is specific to each borrower, and the commitment to local businesses goes further to connect, support and grow businesses in both the for-profit and nonprofit sectors, along with municipalities. Patriot believes a well-connected community is a strong community—and that together, all will prosper.

“Safe Harbor” Statement Under Private Securities Litigation Reform Act of 1995

Certain statements contained in Bancorp’s public statements, including this one, may be forward looking and subject to a variety of risks and uncertainties. These factors include, but are not limited to, (1) changes in prevailing interest rates which would affect the interest earned on Bancorp’s interest earning assets and the interest paid on its interest bearing liabilities, (2) the timing of repricing of Bancorp’s interest earning assets and interest bearing liabilities, (3) the effect of changes in governmental monetary policy, (4) the effect of changes in regulations applicable to Bancorp and the Bank and the conduct of its business, (5) changes in competition among financial service companies, including possible further encroachment of non-banks on services traditionally provided by banks, (6) the ability of competitors that are larger than Bancorp to provide products and services which it is impracticable for Bancorp to provide, (7) the state of the economy and real estate values in Bancorp’s market areas, and the consequent effect on the quality of Bancorp’s loans, (8) recent governmental initiatives that are expected to have a profound effect on the financial services industry and could dramatically change the competitive environment of the Company, (9) other legislative or regulatory changes, including those related to residential mortgages, changes in accounting standards, and Federal Deposit Insurance Corporation (“FDIC”) premiums that may adversely affect the Company, (10) the application of generally accepted accounting principles, consistently applied,  (11) the fact that one period of reported results may not be indicative of future periods,  (12)  the state of the economy in the greater New York metropolitan area and its particular effect on the Company’s customers, vendors and communities and other such factors, including risk factors, as may be described in Bancorp’s other filings with the SEC.

PATRIOT NATIONAL BANCORP, INC.
STATEMENTS OF OPERATIONS
(Unaudited)	Three Months Ended
Dollars in thousands, except per share data	Mar. 31, 2016	Dec. 31, 2015	Mar. 31, 2015

Interest and dividend income
Interest and fees on loans	$5,840	$5,530	$5,546
Interest on investment securities	142	123	116
Dividends on investment securities	86	85	57
Other interest income	41	26	29
Total interest and dividend income	6,109	5,764	5,748

Interest expense
Interest on deposits	473	476	529
Interest on Federal Home Loan Bank borrowings	121	122	71
Interest on subordinated debt	82	76	71
Interest on other borrowings	8	9	-
Total interest expense	684	683	671

Net interest income	5,425	5,081	5,077

Provision for loan losses	-	-	250

Net interest income after
provision for loan losses	5,425	5,081	4,827

Non-interest income
Loan application, inspection and processing fees	67	14	50
Fees and service charges	151	143	174
Rental Income	103	97	88
Other income	89	90	82
Total non-interest income	410	344	394

Non-interest expense
Salaries and benefits	2,550	2,263	2,344
Occupancy and equipment expense	780	784	955
Data processing	285	423	250
Professional services and other outside services	409	374	569
Advertising and promotional expenses	117	75	50
Loan administration and processing expenses	8	13	22
Regulatory assessments	147	152	154
Insurance expense	55	61	81
Material and communications	93	145	81
Other operating expenses	320	318	225
Total non-interest expense	4,764	4,608	4,731

Income before income taxes	1,071	817	490
Benefit for income taxes	418	285	201
Net income	$653	$532	$289

Basic and diluted income per share	$0.17	$0.14	$0.07

PATRIOT NATIONAL BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
Dollars in thousands	Mar. 31, 2016	Dec. 31, 2015	Mar. 31, 2015

Assets

Noninterest bearing deposits and cash	$2,931	$2,588	$2,080
Interest bearing deposits	64,075	82,812	63,878
Total cash and cash equivalents	67,006	85,400	65,958

Securities-available for sale	28,735	29,377	32,738
Other investments	4,450	4,450	4,450
FRB & FHLB stock	8,669	8,645	8,648
Total securities	41,854	42,472	45,836

Gross loans	485,183	484,369	499,359
Allowance for loan losses	(5,247)	(5,242)	(5,193)
Net loans	479,936	479,127	494,166

Accrued interest and dividends receivable	2,075	2,010	1,974
Premises and equipment, net	29,790	29,421	23,056
Deferred tax asset, net	13,354	13,763	14,621
Other assets	1,740	1,338	1,495
Total Assets	$635,755	$653,531	$647,106

Liabilities and Shareholders' Equity

Deposits
Noninterest bearing deposits	$79,483	$85,065	$70,331
Interest bearing deposits	346,154	361,982	386,776
	425,637	447,047	457,107

FHLB advances and repurchase agreements	134,900	132,000	120,000
Subordinated debt	8,248	8,248	8,248
Note Payable	1,893	1,939	-
Accrued expenses and other liabilities	2,771	2,833	2,450
Total Liabilities	573,449	592,067	587,805

Common stock	40	40	40
Treasury stock	(160)	(160)	(160)
Additional paid-in capital	106,722	106,568	106,221
Accumulated deficit	(44,179)	(44,832)	(46,686)
Accumulated other comprehensive loss	(117)	(152)	(114)
Total Shareholders' Equity	62,306	61,464	59,301

Total Liabilities and Shareholders' Equity	$635,755	$653,531	$647,106

PATRIOT NATIONAL BANCORP, INC.
FINANCIAL RATIOS AND OTHER DATA
(Unaudited)
Dollars in thousands, except per share data

	Mar. 31, 2016	Dec. 31, 2015	Mar. 31, 2015
Asset Quality:
Nonaccrual loans	$5,409	$1,593	$505
Other real estate owned	-	-	-
Total nonperforming assets	$5,409	$1,593	$505

Nonaccrual loans / loans	1.11%	0.33%	0.10%
Nonperforming assets / assets	0.85%	0.24%	0.08%
Allowance for loan losses	$5,247	$5,242	$5,193
Allowance for loan losses / loans	1.08%	1.08%	1.04%
Allowance / nonaccrual loans	97.0%	329.1%	1028.3%
Gross loan charge-offs for the quarter	$5	$11	$10
Gross loan (recoveries) for the quarter	$(10)	$(12)	$(29)
Net loan charge-offs (recoveries) for the quarter	$(5)	$(1)	$(19)

Capital Data:
Book and Tangible book value per share (1)(2)	$15.75	$15.54	$15.00
Shares outstanding	3,956,207	3,956,207	3,924,417

(1) Book value per share represents shareholders' equity divided by outstanding shares.
(2) Tangible book value per share represents shareholders' equity less intangible assets divided by outstanding shares.

Contact:
Patriot Bank, N.A.
900 Bedford Street
Stamford, CT  06901
www.BankPatriot.com

Kenneth T. Neilson
President & CEO
203-252-5962

Neil M. McDonnell
EVP & CFO
203-252-5938